Exhibit 99.2

Duos Technologies Group, Inc.

Fourth Quarter and Full Year 2025 Earnings Call

March 31, 2026

Presenters

Doug Recker, President

Leah Brown, CFO

Q&A Participants

Ed Woo - Ascendiant Capital Markets

Dan Weston - West Capital Management
Nico Sacchetti - RBC

Carl Wiese - GROW Funds

Tom Leonard - River Bay Investments

Operator

Good afternoon. Welcome to Duos Technologies’ Fourth Quarter and Full Year 2025 Earnings Conference Call. Joining us for today's call are Duos President, Doug Recker, and CFO, Leah Brown. Following the remarks, we will open the call to your questions. Then before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call. Now I'd like to turn the call over to Mr. Doug Recker. Sir, please proceed.

Doug Recker

Welcome, everyone, and thank you for joining us. Earlier today, we issued our earnings press release and our 10-K for 2025. Copies are available in the Investor Relations section of our website. I encourage all listeners to review press releases and our 10-K filing to better understand some of the details we'll be discussing during this afternoon's call. Before I begin, I would like to take a minute to personally thank Chuck Ferry for his leadership and guidance. Chuck has served the Duos organization and provided personal mentorship to me. I value Chuck and the opportunity he has provided me at Duos. It is not every day that you get it to be mentored by a war hero and a corporate champion, and for that, I will be forever grateful. I look forward to your continued mentorship and guidance as you continue to serve on our Board of Directors. Thank you, Chuck, for all you have done and continue to do for the Duos organization.

As your newly appointed CEO, I am honored and excited to discuss the focus of Duos Technologies Group. We are now fully dedicated to the data center market through our Duos Edge and Tech Solutions division, driven by accelerating customer demand. I will get into more of that in a minute, but I want to give you an update on the rail technology and Duos Energy subsidiaries.

First, let me talk to you about our legacy business, which is the railcar inspection portal. In the previous calls, we had discussed that this line of business has become less important to our future at Duos. We also talked about diversifying our business strategy to edge computing. Thus, we have made the decision to completely divest the rail division. This divestiture is expected to take place over the next 60 days. This decision did not come lightly, and I know the rail technology has a rich history with Duos’ shareholders. In fact, my involvement goes back many years before joining Duos, and I was intimately involved in the design and building of the edge data centers that the portal uses today. However, the lack of growth and regulatory hurdles for that business have proved to be extremely challenging to manage. The decision to divest frees up company resources and cuts significant SG&A expenses. More details will be made available on the full divestiture in the near future. Second, I would like to talk about Duos Energy Corporation. As many of you may remember from last year, Duos entered into an asset management agreement with New APR Energy to help find new contracts to engineer, procure, construct, and operate fast power plants. Duos also was given a 5% equity stake in the parent of APR Energy. The AMA provided the interim financial ability to execute and pivot to our data center strategy. We announced on the Q3 earnings call that the AMA would conclude in 2026, that Duos will remain -- will retain the 5% equity stake.

Now I would like to discuss our data center strategy and our new line of businesses at Duos Technology Solutions. Part of our strategy in building and deploying data centers at a rapid pace has always been focused on cost savings, lowering our capital expenditures. Building data center infrastructure is very capital intensive. As Duos is a relatively small buyer compared to the larger hyperscalers and colocation companies, we needed a way to buy products cheaper, so we created Duos Technology Solutions. This brand-new division allows us to do just that as well as provide a new stream of revenue for us. We started by hiring an industry veteran with a proven track record who understands our business as well as the data center market overall. Kristen Sanderson joined Duos and will serve as a Senior Vice President of Duos Technology Solutions. Kristen has over 18 years of data center product experience, vast market distribution knowledge, relationships with all the key supplier partners that Duos needs to work with, and a wealth of relationships in the data center industry. This new division allows Duos to procure materials for its own builds at a much lower rate than the legacy way of purchasing through traditional distribution. Duos Technology Solutions offers the same strategic sourcing and product distribution to new customers including large-scale enterprise organizations, hyperscalers, large colocation companies, low-voltage contractors, and general contractors across the United States.

I'm very pleased to report that, through the first quarter, Duos Tech Solutions has already sold $10 million in new business, which currently sits as backlog, all of which I expect to be recorded as revenue this year. This new line of business has low overhead and is simple to execute while having strong commitments by the end client. The revenue generator from Tech Solutions is expected not only to replace the revenue from the New APR AMA but also provide better margins, thus further contributing to the overall future profitability and growth of Duos Technologies Group. Kristen has built a seasoned team with the talent and short three months built a tremendous sales pipeline, and we expect amazing things from this new venture.

Now I want to shift our discussion to the core of our new data center focused organization, Duos Edge AI. The demand for edge computing continues to grow at a rapid pace, and I'm pleased to share that Duos Edge AI is in a great place to meet this demand. The second half of 2025 proved to be extremely busy for Duos Edge. In July 2025, we successfully completed a capital raise of $45 million with Titan Partners to fund the construction and deployment of 15 EDCs to further broaden the connectivity and compute needs of underserved Tier 3 and Tier 4 markets. Duos Edge AI was also awarded a patent for clean room technology for modular data center deployments, which gives us a strategic competitive advantage in the space. Our goal in 2025 was to procure, manufacture, deploy 15 edge data centers. This goal was extremely aggressive and unheard of in our industry. We are proud to report today that we have accomplished that goal. Our focus for the first half of 2026 is to continue executing our sales strategy to acquire new customers in our markets to fully utilize the capacity of each EDC.

In March 2026, we completed a $65 million capital raise to deploy approximately 2,300 GPUs-as-a-Service, a 4.8-megawatt high-density EDC deployment for a leading hyperscaler and to expand our high-density EDC footprint to support growing demand for power and compute across AI inference, training, enterprise, and hyperscale AI workloads. We also have five new EDCs in production with plans for an additional 20 megawatts of deployed capacity by year-end. Having inventory for our EDCs to deploy in critical -- is crucial for our continued growth and success in this market. The Duos Edge AI story and its initial success is garnering tremendous excitement in demand, so inventory will allow us to react quickly to new market requests. Part of this new demand we now see is for higher density power, which serves AI and high-power compute needs. While Duos Edge AI is committed to sticking to our original model of deploying in the Tier 3 and Tier 4 markets, we are seeing unprecedented demand for power in megawatts compared to kilowatts. The data center market is experiencing a boom like we've never seen before, and building at scale is costly, and it takes years to complete.

During the course of this deployment, of our 15 EDCs, we saw an influx of calls requesting more power in the markets where we are in from organizations all across the country. There is such a shortage of data center space and power that companies are turning to Duos Edge AI. So, we are going to start to build our new EDCs with greater power capacity to meet this demand. We have shown in the market we can deploy at lower cost with an incredibly faster speed to market. Duos Edge AI will now be able to cater to customers that have the high-density needs like the neocloud providers and hyperscalers for their remote edge sites. These higher power capacity EDCs should provide much higher monthly recurring revenue for Duos, which we will explain in our financial update coming up shortly.

Before I transition to the financials, I would like to touch on our start of the year and our first partnership in deploying high-density power EDCs. This month, Duos executed its first contract across two newly launched business lines, GPU-as-a-Service and high-power colocation service for AI infrastructure. Under our GPU-as-a-Service agreement, Duos will deploy 2,304 NVIDIA GPUs across our Edge Data Center platform, generating reoccurring revenue through a GPU rental model, purpose-built for enterprise and AI workloads. This contract is expected to generate approximately $176 million in revenue over a 36-month term, with margins exceeding 80% and expected annual EBITDA of approximately $40 million.

Separately, Duos was awarded a high-power colocation contract to deliver 4.8 megawatts of critical compute power to support a leading hyperscale’s high-density NVIDIA GPU cluster housed within Duos edge data centers. This contract represents Duos’ entry into the market of high-power colocation where demand for AI-grade infrastructure continues significantly, outpacing supply. Together, these contracts mark a significant commercial inflection for Duos, establishing two distinct and complementary revenue streams within our data center platform and validating edge data center infrastructure at the highest level of the AI compute market. Since announcing these contracts, we have received strong incremental inbound interest from hyperscalers, neocloud providers, and other large-scale compute customers seeking high-density EDC solutions. We see a significant opportunity to scale the high-power EDC model through 2026 and beyond. Now I would like to turn it over to our CFO, Leah Brown, who will go over our financials for 2025. Leah?

Leah Brown

Thank you, Doug. This has been an exciting year for Duos. 2025 is a year marked by significant revenue growth, strategic investments, and meaningful progress towards building a stronger, more scalable company. I am truly excited to walk through our full year financial performance and highlight key operational drivers that shaped our results. For 2025, total consolidated revenue was approximately $27 million. The company previously projected revenue in 2025 of $28 million. Although that target was not met, we recorded a little over $1 million in deferred revenue for Technology Solutions, which is contracted, cash was received, and we will record as revenue in 2026. In 2025, the $27 million in revenue was a significant increase compared to $7.3 million in 2024, which is over a 270% increase year-over-year. This growth was primarily driven by services and consulting revenue from the asset management agreement with new APR Energy, totaling $22.4 million in 2025 versus $900,000 in 2024. The company delivered materially stronger gross margin in 2025, generating $7.9 million in gross profit, achieving approximately 29%, a significant year-over-year improvement. This was driven by improved cost absorption and continued operating efficiency. The company reported net loss of approximately $9.8 million in 2025, an improvement from the $10.8 million net loss in 2024. The year-over-year improvement was driven primarily by higher revenue and significantly stronger gross margin.

As we discussed on our Q3 earnings call, achieving positive adjusted EBITDA was an important milestone for the company, reflecting the early benefits of revenue scale and margin improvement. I'm pleased to report that we've built on that progress in Q4, delivering positive adjusted EBITDA for the second consecutive quarter. This consistency is meaningful and demonstrates that the Q3 result was not a one-time event but rather the continuation of improving operating performance as the business scales. The consecutive improvement from Q3 to Q4 reinforces our confidence in the direction of the business, driving higher revenue volume, improved gross margin, and more efficient cost structure.

Let's shift to the balance sheet. The company ended 2025 with approximately $63 million in total assets, reflecting meaningful growth year-over-year. Cash increased significantly compared to the prior year driven by capital raise during the year which strengthened liquidity and enhanced our ability to support operations and planned investments. Another strong position on the balance sheet is property and equipment, which significantly increased year-over-year, reflecting continued investments in infrastructure and assets required to support the program execution and long-term growth initiatives. The current contract liabilities over $5 million supports the company's future revenue recognition. On the equity side, capital raised during the year strengthened our balance sheet and liquidity while ongoing investment in the business aligns our strategy to scale operations and drive longer-term value creation. 2025 was a transformative year for Duos Technologies Group. We significantly scaled revenue, strengthened our liquidity position, and made strategic investments that position the company for increased operating leverage and margin expansion going forward. As previously reported, the rail segment remains relatively flat. In response, we are divesting the rail business and reallocating resources to support the continued expansion of our edge data center segment.

Turning to our 2026 outlook, the company is providing revenue guidance of $50 million to $55 million in total revenue across all business lines. This forecast reflects growth from both our core operations and newer initiatives, which Doug will cover, and we believe positions us for a strong year. Due to the timing of revenue recognition, a significant portion of revenue is expected to be recognized in the second half of the year, coinciding with the periods in which we expect to achieve positive EBITDA. Our investment and expanded revenue opportunities give us confidence in our ability to execute and continue building a stronger, more profitable company. Doug, I'll turn it back to you for additional comments.

Doug Recker

Leah, thank you. Before we open this up for questions, I wanted to say again how honored I am to serve as your new CEO. The new data center-focused strategy is the new Duos Group -- Duos Technologies Group, and we are poised for great success. We have been awarded global recognition with the Innovation of the Year award at the largest data center and telecom conference at Pacific Telecom Council 2026 in January. We have also been nominated for breakout success in North America Digital Infrastructure Leader of the Year from the Tech Capital Global Awards coming up in May. The global recognitions only solidifies we are on the right path at Duos with a prosperous future ahead. We understand we have a new focus, and this is a departure from our legacy business past. We are taking steps to ensure the new messaging is related to the market and that we will be given the appropriate market coverage moving forward. We will be retaining an IR firm to assist and expect several analysts to report on our new focus and business activities in the near future. And with that, I will open it up to questions. Operator?

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions. Thank you. Our first question comes from the line of Ed Woo with Ascendiant Capital Markets. Please proceed.

Ed Woo

Yeah, I'd just like to give my congratulations to you, Doug, and to the entire Duos team. The growth that you guys had has just been amazing. My question is, as you mentioned that demand remains very, very strong, are there any worries of competitors entering this market? And what can Duos do to be able to have the advantages to be able to compete if new entrants come in?

Doug Recker

That's a great question, and that's why we're -- we manage the business appropriately. So, you're going to see some people come into the market like you just probably saw the press release from Caruso. They're entering the market as far as building 5 to 10 to 20-megawatt modular data centers. They're one of the largest in the business. They built Stargate. They're huge. So, that in itself tells us we're in the right market. But what we've done -- and this is an incredible piece. I just got back from GTC, and everybody was talking about how they're concerned about deploying with modular because GPUs are extremely sensitive to back -- to particles and dust. And ironically and the best part about our business, we obtained a patent in September called the clean room. We actually have a patent that goes on top of our -- it connects to our modular data center that cleans the air before you come in. So, all the particles on your body, on your equipment are blown off, filtered off, then you walk actually into the data center. That is huge when it comes to deploying because what's going to happen is the GPU providers like NVIDIA and everybody that make chips, everybody makes servers, they won't honor their warranties if the fans get dirty and dust in them. So, that is a huge win for us, and it's going to help us differentiate us from the competitors coming in the market. You will see them, but we are the only ones that have deployed, prime example, 15 pods. I challenge everybody that comes into this business that doesn't have a 3D rendering to go look at physically look at their pod. We had a customer fly in from China last week, and they flew into Corpus Christi and toured our pods just to see our manufacturing capabilities. So, it looks like they'll be a new customer of ours on the hyperscale side possibly. So, we have the experience. We've done it. We can actually show people our markets. They can physically go there, see our customers, see the GPUs burning, and see how the facility works. So, we welcome the competition, but we're strong where we sit.

Ed Woo

That sounds good. And my last question is kind of like a longer-term plan. I know you guys kind of been focused on the rural underserved markets. Is there plans to go into the bigger markets? And also, you mentioned China customers or China partners. Do you anticipate possibly going international? Thank you.

Doug Recker

Yeah. Great question. Right now, our focus is Tier 3 and Tier 4 markets, and let me tell you why. The demands to deploy in a Tier 3 market, I can deploy my pods and get access to power in 90 to 120 days. If I go into a Tier 1 market, I'm competing against the larger data centers and the infrastructure that's already in place. We're going to build infrastructure fast. So, where do you do that? You go into markets that have accessible power. They've built substations that have 5 to 10 meg available on them, and permitting is a lot quicker. So, our focus is going to continue to Tier 3 and Tier 4 markets, and that business sector is huge, and it's going to be huge for the next 10 years. And to your international question, once we start deploying at scale here and move on, we'll be open to international. But right now, our number one focus is in the U.S. into the Tier 3 and Tier 4 markets.

Ed Woo

Great. Well, thank you and I wish you guys good luck.

Doug Recker

Thank you, sir. Thank you so much.

Operator

Thank you. Our next question comes from the line of Dan Weston with West Capital Management. Please proceed.

Dan Weston

Yeah. Hi. Good afternoon, everyone. Thanks for taking the questions and congrats on the quarter. Doug, a couple of quick points of clarification. The -- I think you mentioned you were expecting to have -- or you do have five new EDCs in production to be deployed by year-end if I heard that right. Are those five EDCs specific to the GPU-as-a-Service contract you just signed?

Doug Recker

No, those five EDCs are committed to markets that have been contracted. So, there are markets in Georgia, and we're working with a utility to deploy on their network, as well. So, those are our normal pods that we deploy and that we've deployed. Like the 15 we've deployed, they're identical. So, yeah. And let me give some clarification because this might help answer a lot of questions for other folks, too. We're still building our same model. Our core is you go after the education, healthcare, and local government in these markets. But what we're doing at the factory is we're building the pod with more power. So, we're deploying these units the same concept, the same places, but we're building more at scale, so we can bring in higher density users. So, yeah. So, that's the model.

Dan Weston

Got it. Thank you for that clarification. Back to the first GPU-as-a-Service customer that you just recently signed. When do you expect to have those larger pods, if you will, in the ground and expect it to generate revenue?

Doug Recker

We're on track for July, August. So, with permitting and things like that, I want to say August to you, but we're looking good. So, more August time frame.

Dan Weston

That's amazing. And as it just kind of ties into the guidance that Leah provided, Leah, if you're there, I think I wrote down $50 million to $55 million of revenue expected for this year. Could you give us a sense of how that revenue breaks down, please?

Leah Brown

So, yeah. Thank you for that question. So, the revenue line that we anticipate for this year, we're expecting definitely on a holistic view to achieve that aggregate. As a company, we don't go into specifics for each business line. But overall, we do anticipate to meet that guidance.

Dan Weston

Okay. Okay. I understand. And while you're there, you mentioned the PP&E up at $27 million and change. That's obviously a massive increase from last year but also up $12 million from your Q3. Can you give us a breakdown of what that PP&E is, please?

Leah Brown

Absolutely. So, the majority of our PP&E is our edge data center. So, we have 15 edge data centers, and we've also started prebuying for the next lot that is coming online in 2026. So, you -- the majority of that -- yes.

Dan Weston

Great stuff. And then last one for me, and I'll jump back in. Doug, I think you mentioned that you had secured the 4.8 megawatts of power for -- I assume you're talking about the GPU-as-a-Service contract. The initial LOI, I think you mentioned 10 megawatts dedicated to that project. Could you explain a little bit what the delta is there between the 4.8 and the 10 megawatts?

Doug Recker

Sure. So, the site is built to 10 megawatts. So, there's 10-megawatts available. So, they're taking down 4.8 for critical load, so that means I can add to that site quickly up to 10 meg. Now, that site can go to 20 meg, but it might take another year to get access to another 10. So, that -- so, the winner here is that site has a capability that's already been transformed down at 10 meg. So, there's 10 meg physically available today if I wanted to sell it. So, I would just build the pods -- I’d build another section of pods to get to the 10 meg. So, another five meg cluster of pods.

Dan Weston

And in terms of real estate, if you will, there's plenty of space there to just drop another two, three, or five pods down if needed?

Doug Recker

Yes. So, there's three acres there. And what we've noticed is three acres is plenty. Basically, if you look at our model, if we're deploying five meg, it's really like looking at five school buses.

Dan Weston

Understood completely. Do you anticipate that your first technology, global technology customer for the GPU-as-a-service will end up taking the whole 10 megs?

Doug Recker

Yes. The actual -- there's two customers that are -- yes, absolutely. They're looking at five more sites at five megs with us right now. Obviously, we've researched, we found five sites with the power there. But we're going to get this one installed and the one in Iowa installed first, and then we'll report on how quickly we did it and how the revenue looks. But the demand -- I mean, I came back from GTC, and there was 21 -- we had 21 inquiries on 5 to 10 meg sites.

Dan Weston

That’s amazing.

Doug Recker

The demand in this niche is unbelievable. So, like I said, I'm not really worried about other people coming in. Our secret sauce is how we deploy quickly, how we find the power. We have a secret to that. And the other piece is the clean room. I don't see you -- prime example, in one of these pods, you're talking $10 million to $12 million just in GPU in a pod. So, a clean room -- I don't understand why you wouldn't go to it if somebody has a clean room. It doesn't cost them more so.

Dan Weston

Understood. By the way, do you anticipate that you'll be able to disclose who that first technology customer is in the near future?

Doug Recker

I'm not sure. It's a very, very, very strict NDA right now. So, I think maybe if we -- once we prove ourselves to them, it might be an option. But I’ll put it this way. They're Tier 1, so we're good.

Dan Weston

I appreciate that. Let me squeeze one last one, and I'll hop back. You mentioned that there was a $10 million backlog in the tech solutions business that you expect to record as revenue for this year. Is that typical for this business where the booking of the contract could take several quarters to actually run through the revenue line?

Doug Recker

Yes, exactly. So, let me give you an example. So, we sell a lot of -- and we have a lot of -- our funnel is huge. So, we have a lot of like cabinet, PDUs, fiber connectors. Those are 60 days, 90 days max, right? Well, we booked that. We ship it out quickly. But UPSs and other switch gears are six to eight, some of them are nine months out. So, that's -- we had a big booking towards the end of the year, but it took three months for us to bill it, right? So, a lot of the bigger products take longer. But everything that we're booking that's in the funnel and that you see us report in this quarter, next quarter, we'll all build this year because the majority of it is I wouldn't say off the shelf, but it's more UPS, PDUs, cabinets, cold aisle containment, that kind of stuff. And there's a lot of it.

Dan Weston

That's incredible. I really appreciate your taking the time to answer the questions. Congrats to everybody.

Doug Recker

Thank you. That's why I'm here. I love the questions. Thank you, sir.

Operator

Thank you. Our next question comes from the line of Nico Sacchetti with RBC. Please proceed.

Nico Sacchetti

Hey, Doug.

Doug Recker

Nico, sir. How are you? Good to hear your voice.

Nico Sacchetti

Yeah, I’m good. Maybe I'll piggyback on Dan's last question here. So, not only is that 10 million of the distribution business [inaudible] recognizing revenue. Is 10 million like a quarter a typical run rate for that business? Is that [inaudible] low? Obviously, not looking for a definitive guidance, just trying to get an idea of what you're expecting or what that capability of that business could be in just like a normalized situation.

Doug Recker

Yeah. And we're new to the business, but what we're seeing is when we can recognize it and how stable it is. So, let's say the funnel is over $150 million. Depending on what the product is --

Nico Sacchetti

[Inaudible] just to clarify, you said the funnel like annual capacity. Is that like your high-end number that you could do in a year?

Doug Recker

The 10 million was over two months, and that was when they first started. So, obviously, we're looking at a lot greater than that.

Nico Sacchetti

Yeah. [Inaudible] little better. I thought you said the funnel is 150 million. Is that like an annual like TAM or capacity that you could do? Did I hear that number right?

Doug Recker

Yeah, that number is from two sales reps that she’s hired that's in their funnel for this year. And that's only for three months of doing business. We just started that group. I mean, look, one data center buys $1.6 billion worth of product, right? So, that's normal, believe it or not, in this industry.

Nico Sacchetti

So, it would be fair to say if there was any kind of negative perception around the loss of that $20 million two-year AMA [inaudible] but it sounds like this could be a multiple of that in a normalized situation.

Doug Recker

That's exactly right. That's why we brought it on. And Nico, just real quick about that division. Remember, the main reason we brought that division on is, in the marketplace right now, everybody knows to build a megawatt, it's anywhere from $10 million to $13 million, right, to build a megawatt. Why they're looking at us is I can build a megawatt for $6.5 million. And how do we do that? It's because that infrastructure group has direct to the manufacturer now. So, I'm not buying through a Wesco or a Graybar. So, 20% to 30% comes off the line because I buy direct.

Nico Sacchetti

So, you are offering something that can be set up substantially quicker than like a traditional football field size data center and at a lower cost is what it sounds like.

Doug Recker

That's right.

Nico Sacchetti

Any thought of removing the lower cost and just go with the shorter time frame and look for better margin profile?

Doug Recker

Right. But we can deploy quicker. Remember that. So, the CapEx isn't as intense. So, you're deploying five megs at $25 million. It's a big difference.

Nico Sacchetti

So, a lot of what I have are just clarification questions. Obviously, there's a lot of moving parts. I'm just trying to make sense of what was the company you have, the AMA, the equity [inaudible] software, and then it's going towards this modular data center, school, hospital, anchor tenant, the metrics around that were very black and white like cost, what the revenue opportunity is. And then it seems like we're kind of pivoting again. And so, I just want to make a sense of all of these moving parts. And maybe the -- it would be helpful if you could clarify that the deck that you have available on your website from February, I think it is, is this like good information? There's just some difference in metrics from what's on the slide versus like what was reported. And I just have some clarification questions. I'm just curious like how set in stone the numbers were off of that specific presentation.

Doug Recker

Yeah. So, we're actually after -- obviously, after the call, we're going to update because now we've recognized and told some information. We're going to update that. But just remember, there's -- and I don't want to make it confusing. I'm trying to -- that's why I'm trying to change the model here a little bit. There's two pieces to our business. One is the edge data center business, and the one is the infrastructure. The edge data center business -- the GPU business falls under the edge data center business. Remember, it's the same pod. It's the same concept. It's just I'm building them bigger. Just look at the GPU as a different type of customer. So, I'm just bringing in different types of customers. So, it's the same model, and the revenue is a lot higher, obviously, because they're taking power. We make money off of power space and cross connects, right? So, the more power we sell, the more money we make. So -- but obviously, the CapEx goes up in the pod cost. The model -- and I'm pretty sure we shared that, the model on the GPU is a big difference. Prime example, remember, our pod model at 15 cabinets is $350,000 to $400,000 a year. That's the goal, right? Out of that. If you compare it to the GPU model, one meg, you're at $1 million a year. So, at 4.8 megawatts, you're now at almost $1 million a month. So, why not build the pod bigger and take the customers in that need that power when all it is for us is at the factory, we just put bigger panels in.

Nico Sacchetti

So, when you say the same model, you've talked about just the original [inaudible] kind of like Tier 2, Tier 3 markets or rural areas where there is like 500 miles [inaudible] --

Doug Recker

Hey, Nico. You're cutting out. It's hard to hear you.

Nico Sacchetti

I think I'm having [inaudible]. I just want to get like -- do you have -- it sounds like it totally depends on the unit for what the metrics are or it was much more standardized with the other versions of the original model. And then when you say the same model, are they going in certain locations where instead of it being a colocation where you still have the hospital and the school, and it's in a rural area, and you're just having less of it available to be leased out essentially by maybe other businesses in that town now that [inaudible].

Doug Recker

Yep. That's -- you're exactly right, Nico. That's exactly right. So, our core customers are our anchor customers, which are education, healthcare, and then enterprise in that market, right? The carriers coming in to take space so they can peer and cross connect to each other. That's the best -- you there? Someone's cross talking. I'm sorry about that. But yeah, Nico, if you can hear me, that's the original model, and that's why we're sticking with that model. We're just adding more capacity to bring those customers in that need higher density. So, we're always servicing that market. And that's what helps us get into those Tier 3 and Tier 4 markets, especially with permitting and everything because we're low on the radar. We're not 10, 20, 30, 40 megawatts that they have to build out that stream in the community. We're going after power that's already there that's in excess that the utility wants to make money on. So, in return, it helps the local community, as well, in tax dollars. So, they're actually welcoming us.

Operator

Thank you. Our next question comes from the line of Carl Wiese with GROW Funds. Please proceed.

Carl Wiese

Hey, Doug. How you doing?

Doug Recker

Good, sir. How are you? Long time no see.

Carl Wiese

Yeah. I was wondering if you can kind of talk to at scale as you go into the second half, what does the model look like from a gross margin perspective? And then with all of the selling -- the rail business and winding down the management contract, what kind of OpEx should we expect on a go-forward basis?

Doug Recker

We'll talk real quick. Let me take over the rail. So, the rail business we're hoping to offload or decommission that -- offload it in the next 60 days. That's the goal on that. So, there's no burn on that business for us right now. So, hopefully, we'll exit that. It frees up a lot of SG&A. So, we'll obviously not carry that load of employees and all the other expense. So, that's a good thing, and that should happen in the next 60 days. But I'll turn it over to Leah on your numbers there.

Leah Brown

Sure. So, Carl, good afternoon. Yes, so, we should expect to see gross margin improve in the second half of the year. Just a reminder with the revenue recognition for some of our business lines, you are going to see that revenue recognized in the second half of the year. So, we're looking at gross margin around 7% to 6%.

Carl Wiese

Gross margin, shouldn't it -- well, the data centers themselves are what, 70 to 80 type gross margins?

Leah Brown

Yes, exactly. So, we should see around -- for gross margin, you're about 7 million, 6 million towards the end of the year. Yeah, exactly. So, just when we report here in May, you'll see our Q1, but you'll be able to see that revenue picking up in Q3 and Q4.

Carl Wiese

And OpEx should actually be coming down at the same time?

Doug Recker

The OpEx, yes.

Carl Wiese

Okay. And then just, Doug, as you said here today, how long do you think this demand environment will last?

Doug Recker

I think the high demand like what we're seeing now like when I go to GTC and there's 21 people trying to talk to me to take -- sign contracts, I think that is going to be strong for the next three to four years. And then what's critical about our business is the main data centers that are out there -- and I think we might have talked about this before. The main data centers that are out there are going to look to us as a hub and spoke because they're going to want to capture those markets that we're in like the Dumas, like the Corpus Christi, Lubbock, these Tier 3 markets that we're going in. They need to have compute out there. So does the mobile operators. When we go to 6G -- we're at 5G. We're going to 6G now. They need the compute out at what we call the eyeballs. So, all that data is going to take a lot of fiber to get back, a lot of network, right? So, they want to be able to own that network, and they want to own that customer. The best way to do that is obviously buy these many data centers everywhere, bring them back to the core. Because to be honest with you, they're all going back to a core anyway. So, it makes complete sense. So, I think the growth is going to be very strong and extremely strong in the 3 to 10 meg range because right now -- and I just did this exercise for another potential client. He needed two meg worth of power. Two meg, which doesn't sound like a lot nowadays, but it's a lot. I couldn't find it throughout the country in one data center. I'm talking about a legacy data center. So, the market is looking past the need of the 10 to 15 meg data centers. And prime example, like Johnson & Johnson, they keep their stuff at a local data center. They go to like a QTS. They go to Flexential. That's where they house. They don't go to a hyperscaler. They don't go to these big ones they're building. We're losing sight that the demand is there and they're still growing. So, I think you're going to see the market for the next 5 to 10 years focusing on that 10 to 15-megawatt range. So, we have a long haul, but we do have to build quickly.

Carl Wiese

Thank you.

Doug Recker

Yes, sir.

Operator

Our next question comes from the line of Tom Leonard with River Bay Investments. Please proceed.

Tom Leonard

Hey, Doug. [Inaudible].

Doug Recker

Sure. How are you?

Tom Leonard

Great. You provided a lot of color on the GPU-as-a-Service, the economics, the revenue of that. I'm trying to think about the revenue exit run rate this year. And so, could you put a little more color on the high-density EDC, how many total megawatts and what's the revenue value per megawatt for that high-density colocation customer versus leasing and GPUs that you purchased?

Doug Recker

Sure. On the GPU model -- let me back up. Look, the goal for this year is to deploy 25-megawatt. Now, that can be through 300 kW pod that we deploy. Right now, we have 15 of them on the ground at 300 kW. But the total megawatt, because that's what we're being judged by right now -- everybody is being judged by megawatts, not by kilowatts or cabinets. So, the plan is 25 megawatts. And when we look at the GPU model, for every megawatt, we're looking at $2 million a year in revenue. That's right on the head. That's what they're billing, that's what the industry shows, and that's what we're building to. So, it obviously is a very strong model to house GPU for customers.

Operator

Thank you. And with that, that concludes today's question-and-answer session. I'd like to pass the call back over to Doug for any closing remarks.

Doug Recker

Well, I'd like to thank everybody for joining today, and we look forward to speaking with you in Q1 earnings. Thank you so much for your time.

Operator

Before we conclude today's call, I would like to provide Duos’ safe harbor statement that includes important cautions regarding forward-looking statements made during this call. The earnings call contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking terminologies such as believes, expects, may, will, should, anticipates, plans, and their opposites or similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include but are not limited to those described in Item 1A of Duos’ annual report on Form 10-K which is expressly incorporated herein by reference and other factors as may periodically be described in Duos' filings with the SEC. Thank you for joining us today for Duos Technologies Group Fourth Quarter and Full Year 2025 Earnings Call. You may now disconnect.